                                                                    Exhibit 10.6

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 31st day of December, 2001, by and among HAWK CORPORATION, a Delaware corporation ("Hawk"), Friction Products Co., an Ohio corporation (together with Hawk, "Employer") and RONALD E. WEINBERG ("Employee").

                                    RECITALS

         A. The parties are also parties to the employment agreement dated November 1, 1996 (the "Original Agreement") and Amendment No. 1 to the Original Agreement dated October 24, 2000 (together with the Original Agreement, the "Amended Original Agreement");

         B. The parties desire to further amend the Amended Original Agreement in accordance with the terms set forth in this Agreement; and

         C. For simplicity, the parties are amending and restating the Amended Original Agreement, all as set forth in this Agreement;

         NOW THEREFORE, in consideration of the premises and the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Employer and Employee amend and restate the Amended Original Agreement, as follows:

         1. EMPLOYMENT. Employer hereby employs Employee and Employee agrees to be employed by Employer for a period commencing on the date hereof and terminating on June 30, 2007. Such period, together with the period of any extension or renewal upon the mutual agreement of Employer and Employee, of such employment is herein referred to as the "Employment Period."

         2. COMPENSATION AND BENEFITS. Provided that Employee's employment hereunder is not terminated in accordance with this Agreement, during the Employment Period Employee shall receive as compensation:

            (a) Salary: Salary at the annual rate of $418,625, payable not less frequently than semi-monthly (as adjusted from time to time), reduced commencing October 1, 2006, or such other date as defined benefit plan payments commence, by any payments made to Employee under any non-contributory defined benefit plan maintained by Employer ("Defined Benefit Payments").

            (b) Employee Benefit Programs: Employee shall have the right to participate, subject to any applicable eligibility requirements, in all corporate employee benefit programs offered to executive employees by Employer and any other plans made available by Employer in the future to its executives and key management employees, including, if any, Employer's 401(k) plan, health and life insurance programs and non-contributory defined benefit plans.

            (c) Executive Bonus Plan: During each year of the Employment Period, Employee shall receive a bonus pursuant to the Annual Incentive Compensation Plan presently in effect, based on 1.75% of Hawk's earnings before interest, taxes, depreciation and amortization ("EBITDA") (excluding EBITDA derived from businesses acquired after the date hereof by Employer or it affiliates (i) for businesses acquired on terms that did not contain an earn-out or other similar contingent payment obligation, prior to the completion of the first full fiscal year after the acquisition and (ii) for businesses acquired on terms that did contain an earn-out or other similar contingent payment obligation, until the expiration of the earn-out or similar contingent payment period); provided however, that Employer's compensation committee (the "Compensation Committee"), with its current membership of Byron S. Krantz and Paul R. Bishop, (a) shall modify the said bonus commencing with the bonus payment in 2002 to the extent that as soon as reasonably practicable, the bonus paid shall be $100,000 more than the bonus payable to Norman C. Harbert ("Harbert"), and (b) may amend or modify said bonus payments and the formula for calculating said bonus payments, in its sole discretion; provided


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further, that if the current membership of the Compensation Committee changes in any way, said bonus payments and the formula for calculating said bonus payments cannot be amended, modified or terminated except as in (a) above provided without Employee's written consent.

            (c) Business Expenses: Employer shall promptly reimburse Employee for all reasonable and necessary business expenses incurred by Employee on behalf of Employer and its parent, wholly-owned subsidiaries or affiliated entities during the Employment Period. Employee shall submit to Employer appropriate expense reports that detail such expenses and includes copies of receipts where appropriate.

            (d) Automobile Expenses: Employee shall be entitled to receive a car allowance in the amount determined by the Compensation Committee (regardless of its membership), but not less than the amount presently paid, payable semi-monthly. Employer shall provide property and liability insurance on Employee's automobile and reimburse Employee for the reasonable maintenance and repair costs incurred with respect to Employee's automobile.

            (e) Insurance: For the Employment Period (and any renewal thereof), Employer shall continue to maintain and pay the premiums on the insurance policies issued by Massachusetts Mutual Life (Policy Numbers 71395270 and 6251966), or such other similar policies as may be agreed by Employee. Such insurance policies shall continue to be subject to the applicable split-dollar agreements between Employer and Employee.

         3. ADJUSTMENTS TO COMPENSATION.

            (a) The Board of Directors of Employer ("Board"), or the Compensation Committee, will review Employee's Base Wages no less than annually at which time it will determine increases, if any, to Employee's Base Wages. Base Wages cannot be reduced except by mutual agreement between Employer and Employee.


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            (b) Employee hereby authorizes Employer to withhold and withdraw from amounts payable to Employee under this Agreement all applicable amounts required by federal, state and local laws.

         4. DUTIES. Employee shall, during the Employment Period, serve as the Chairman of the Board and Chief Executive Officer of Employer or in any other capacity as the Board may request and Employee shall mutually agree to serve from time to time. During the Employment Period, Employee shall perform such duties and responsibilities as are customarily assigned to the Chairman of the Board and Chief Executive Officer, including overseeing the management, operating strategies and profitability of the business. Employee shall not be required to devote substantially all of his time and efforts to the business and affairs of Employer so long as Employee substantially performs the duties and functions provided for herein to the best of his ability and skill in such a manner as to promote the best interests of Employer. Employee further agrees to serve as a director on the boards of directors of Employer's subsidiaries or affiliated entities and in one or more executive offices of any of Employer's subsidiaries or affiliated entities.

         5. LIMITATIONS ON AUTHORITY.

            (a) Notwithstanding anything else herein contained, Employee shall adhere to the written limitations on authority as issued from time to time by the Board. Nothing contained herein shall be deemed to restrict the power of the Board to limit the authority of Employee. Any violation of the terms of this
Section 5(a) shall be deemed to be a material violation of a provision of this Employment Agreement.

            (b) Notwithstanding anything else herein contained, subject to
Section 15, the parties agree that any of the matters set forth below shall be determined by Employee and Harbert jointly:


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                (i) The (A) evaluation of key management employees together with salary reviews, and (B) increases in compensation of key management employees;

                (ii) The entering into and/or execution of contracts,
            agreements, joint ventures and other commitments which would have a material effect on the business, financial condition and affairs, properties, assets, obligations, and operation of Employer;

                (iii) The formulation of the annual budget and business plan of
            Employer;

                (iv) The formulation of the business goals of Employer;

                (v) The merger, consolidation, combination, liquidation, or sale of all or substantially all the assets or stock of Employer or any of its affiliates that are material to Employer as whole and the acquisition or purchase of all or substantially all the assets or stock of another company or entity;

                (vi) The purchase or sale by Employer or any of its subsidiaries of any asset from or to any person, firm or corporation related to or controlled by either Employee or Harbert; and

                (vii) Any other matter which would have a material effect on the business, operations, financial condition or affairs, assets or properties of Employer.

         6. DEATH OF EMPLOYEE. In the event Employee should die during the Employment Period and:

            (a) at the time of Employee's death, Employee has a wife, then: (i) Employer shall pay to Employee's wife the amount of bonus which Employee would have received under Section 2(c) hereof for the year of Employee's death which shall be prorated for the portion of


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the year ending upon the date of death; and (ii) Employer shall continue to provide and/or pay for the existing health care coverage to Employee's wife to the maximum extent allowable in all respects under applicable law; PROVIDED, HOWEVER, that when Employee's surviving spouse attains the age of sixty-five
(65) years, Medicare shall be the primary provider of medical coverage and the existing health care coverage shall be the secondary payor; and provided FURTHER, HOWEVER, that the combined benefits of Medicare and the Medicare supplemental policy shall be substantially the same as then available under the Employer's existing health care coverage for active employees; or

            (b) at the time of Employee's death, Employee has no wife, then Employer shall: (i) for a period of two (2) years, continue to pay Employee's Base Wages at the same monthly rate earned by Employee immediately prior to his death to Employee's beneficiaries or estate; and (ii) pay to Employee's beneficiaries or his estate, the amount of bonus which the Employee would have received under Section 2(c) hereof for the year of Employee's death which shall be prorated for the portion of the year ending upon the date of death.

         7. DISABILITY OF EMPLOYEE.

            (a) In the event that Employee becomes "mentally or physically disabled" (as hereinafter defined) during the Employment Period, Employer shall continue to pay Employee's Base Wages to Employee for the remainder of the year after the onset of such disability, at the same monthly rate earned by Employee immediately prior to his disability. The amount of the bonus which Employee is to receive under Section 2(c) hereof for the year of the onset of the disability shall be determined and paid as if Employee has not been disabled. After the year of the onset of the disability and until the end of the Employment Period (which for purposes of this sentence shall be June 30, 2007), Employer shall provide the following to Employee; disability wage continuation payments, for the remainder of Employee's life, equal to, on an annual basis,


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sixty percent (60%) of the average annual Employee's Base Wages (exclusive of any reduction for Defined Benefit Payments) for the previous three consecutive years of employment prior to the year of the onset of the disability with Employer, less applicable withholding taxes, payable not less frequently than semi-monthly ("Disability Wage Continuation Payments") and (ii) annual bonus payments, for the remainder of Employee's life, equal to sixty percent (60%) of Employee's average annual bonus payment for the previous three consecutive years of employment with the Employer (as such bonus is determined in accordance with Section 2(c)), less applicable withholding taxes ("Bonus Continuation Payments"); provided that the Disability Wage Continuation Payments and Bonus Continuation Payments shall be reduced by the amount of any insurance payments made to Employee or his spouse under any insurance plans provided and paid for by Employer or any of its subsidiaries or affiliates and any Defined Benefit Payments made to Employee or his spouse. If Employee shall die prior to June 30, 2007, but after Employee becomes mentally or physically disabled, then the provisions of Section 6 hereof shall apply.

         (b) For purposes of this Agreement, Employee shall become "mentally or physically disabled" as of the time the Board shall find, on the basis of medical evidence satisfactory to the Board, in its sole discretion, that as a result of a mental or physical condition Employee is unable to substantially perform his normal duties of employment hereunder or is prevented from engaging in substantially the same level of performance as he engaged in prior to the onset of such condition, and that such disability is likely to continue for a substantial period of time. Employee shall submit to an examination by a physician, selected at the discretion of the Board and paid for by the Employer, as is necessary to obtain the medical evidence needed by the Board to determine whether Employee has become "mentally or physically disabled." Employee hereby waives the confidentiality of the results or conclusions of such medical


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examination and shall take such action as is necessary to disclose the results or conclusions of such examination to the Board. In the event Employee fails to submit to such examination or to take the necessary action to disclose the results of the examination, Employee shall be deemed to be "mentally or physically disabled."

         8. TERMINATION.

            (a) Employer may terminate Employee's employment hereunder at any time for cause, which shall be deemed to include the following: (i) Employee's engaging in fraud, misappropriation of funds, embezzlement or like conduct committed against Employer; or (ii) Employee's conviction of a felony.

            (b) Employee's employment hereunder may be terminated by Employer in the event of Employee's voluntarily leaving the employ of Employer.

            (c) If Employer terminates the employment of Employee for cause pursuant to Section 8(a), then Employer shall not be obligated to make any further payments to Employee under this Agreement or otherwise (including, without limitation, any accrued and unpaid bonuses and severance benefits), except for amounts of any earned and unpaid Base Wages. If Employer terminates Employee's employment pursuant to Section 8(b) hereof, then Employer and/or its successor (whether direct or indirect, by purchase, merger, consolidation, by operation of law or otherwise), shall be obligated to continue to pay Employee the Base Wages through the date that Employee voluntarily leaves the employ of Employer; provided, however, that Employee shall not be entitled to any bonus payments. If Employer terminates Employee's employment for any reason other than for cause as set forth in Section 8(a) hereof, then Employer and/or its successor (whether direct or indirect, by purchase, merger, consolidation, by operation of law or otherwise), shall be obligated to continue to pay Employee the Base Wages for the remainder of the Employment Period and any bonuses he would have earned if still


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

employed through the end of the Employment Period, and shall be further obligated to continue to provide and/or pay for the existing health care coverage to Employee for the remainder of the Employment Period.

            (d) In the event that Employee's employment with Employer is terminated by Employer or by Employee, the parties agree that the provisions of Sections 8(c), 9, 10, 11, 12, 13, 14, 17, 18, 21, 24 and 25 hereof shall survive such termination and continue in full force and effect.

         9. NON-COMPETITION. Employee recognizes and acknowledges that the business of Employer is the manufacture, marketing and development of friction materials, metal stampings, powder metals, metal injection moldings, rotors, electric motors, performance racing products and businesses related thereto. Employee agrees that within the United States, Canada, Italy, Mexico and China and any other location in which the Employer engaged in all or part of the above-described business at any time during the Employment Period, and for two
(2) years from and after the date of the termination of Employee's employment hereunder (the "Restricted Period"), Employee shall not, in any manner, directly or indirectly on behalf of himself or any other person, firm, business or corporation;

            (a) Establish, operate or engage in, financially or otherwise, as an owner, partner, shareholder, officer, director, licensor, licensee, principal, agent, employee, trustee, consultant or in any other relationship or capacity, the business of the Employer;

            (b) Request or instigate any account or customer of Employer or its subsidiaries or affiliates to withdraw, diminish, curtail or cancel any of its business with Employer or its subsidiaries or affiliates; or


            (c) Hire, solicit, or encourage to either leave the employment of or cease working with Employer or


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

its subsidiaries or affiliates (i) any current employee of Employer or its subsidiaries or affiliates, or (ii) any employee who has left the employment of or ceased working with Employer or its subsidiaries or affiliates within one (1) year of the date of termination of such employee's employment with Employer.

         In the event of Employee's breach of any provision of this Section, the running of the Restricted Period shall be automatically tolled (i.e., no part of the Restricted Period shall expire) from and after the date of the first such breach.

         10. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that confidential information, including, without limitation, information, knowledge or data: (i) of a business nature such as, but not limited to, information about cost, price, rates, profits, purchasing, suppliers, advertising, customers, sales, marketing, promotion, compensation, employment, personnel, including information regarding present and prospective customers and the business affairs and financial condition of Employer; (ii) of a technical nature such as, but not limited to, methods, know-how, processes and research; (iii) pertaining to future developments such as, but not limited to, research and development projects and future marketing, advertising or promotion; and (iv) pertaining to trade secrets of Employer; and including all other matters which Employer treats as confidential (the items described above being hereafter collectively referred to as "Confidential Information"), are valuable, special and unique assets of Employer. During and after the Restricted Period, Employee shall keep secret and retain in strictest confidence, shall not use for the benefit of himself or others except in connection with the business and affairs of Employer, any and all Confidential Information learned or obtained by Employee before or after the date of this Agreement, and shall not disclose such Confidential Information to anyone outside of Employer either during or after employment by Employer, except as required in the course of performing duties of his employment with Employer, without the express written consent of Employer or as required by


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law. For the purposes of the above disclosure exception, it is expressly recognized that, during the Employment Period, Employee's duties include, without limitation, providing certain information about the Company to bankers, investors, the press, governmental agencies, and other members of the financial community in general, and such dissemination of information will not constitute a violation of this Section 10.

         11. PROPERTY OF EMPLOYER. Employee agrees to deliver promptly to the Employer all manuals, letters, notes, notebooks, reports, computer programs and files, memoranda, customer and supplier lists and all other materials relating in any way to the business of Employer and in any way obtained by Employee during the period of his employment with the Employer which are in his possession or under his control, and all copies thereof, (i) upon termination of Employee's employment with Employer, or (ii) at any other time at Employer's request. Employee further agrees that he will not make or retain any copies of any of the foregoing and that he will so represent to Employer upon termination of his employment hereunder.

         12. RIGHTS AND REMEDIES UPON BREACH. Both parties recognize that the rights and obligations set forth in this Agreement are special, unique and of extraordinary character. If Employee breaches, or threatens to commit a breach of, any of the provisions of Sections 9 through 11 hereof (hereinafter referred to as the "Restrictive Covenants"), then Employer shall have the right and remedy to injunctive relief, which right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Employer pursuant to this Agreement, any applicable law or in equity. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will not provide adequate remedy to Employer. As to the covenants


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contained in Section 9 hereof, specific performance shall be for a period of time equal to the unexpired portion of the Restricted Period, giving full effect to the tolling provision of Section 9 hereof, and beginning on the earlier of the date on which the court's order becomes final and nonappealable or the date on which all appeals have been exhausted.

         13. DISCLOSURE. Employer may notify anyone employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement and of the Restrictive Covenants.

         14. INDEMNIFICATION.

             (a) Employer shall indemnify Employee (and his legal representative or other successors) to the fullest extent provided by the articles or certificate of incorporation and by-laws or code of regulations (or other governing document) of Employer and any wholly-owned subsidiary, as may be amended or restated from time to time.

             (b) Employee shall indemnify Employer against any and all losses incurred by Employer as a result of Employee's acts of willful misconduct or fraud.

         15. DISPUTE RESOLUTION.

             (a) Should any matter to be determined in accordance with Section 5(b) not be jointly agreed to at any time, Employee agrees to mediation and, if necessary, to submission to the Board of Directors of Employer, of such matter in accordance with the following provisions.

             (b) In the event Employee invokes the provisions of this Section 15, he will give Harbert a written statement setting forth any differences he has with Harbert under Section 5(b) referencing this Section 15 and specifically invoking the procedure provided for in this Agreement. Within seven days, Harbert must give a written statement responding to and raising any other matter concerning Section 5(b) in dispute.


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             (c) Employee and Harbert will meet within seven days after receipt of such responding statement with Byron S. Krantz at such time and place as he determines, who will serve as a mediator in an attempt to negotiate a solution of all differences covered by the notice and response.

             (d) If the Employee and Harbert do not resolve all differences covered within the statement and response, they will, within twenty-one (21) days from receipt of the responding statement, jointly call a special meeting of the Board of Directors of Employer to be held in person no later than fourteen
(14) days after notice. The statement and response shall accompany the notice and the determination by the Board of Directors of Employer of the matter(s) shall be final and binding on Employee, Harbert and the Company.

         16. ASSIGNMENT. This Agreement is a personal services contract and it is expressly agreed that the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated (other than by will or the laws of descent and distribution).

         17. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and permitted successors and assigns.

         18. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         19. BLUE-PENCILING. If at any time it shall be determined that any of the provisions of this Agreement are unreasonable as to time or area, or both, by any court of


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competent jurisdiction, Employer shall be entitled to enforce such provision for such period of time and within such area as may be determined to be reasonable by such court.

         20. REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants, on behalf of himself, his immediate family and any person, firm or corporation in which he has a substantial interest, that:

             (a) They are not indebted to Employer in any amount whatsoever;

             (b) They do not, and will not during the Restricted Period, have any direct or indirect ownership interest in any entity with which Employer has a business relationship or competes with Employer; provided, however, that the ownership of, or investments in, at no time exceeding 5% of the issued and outstanding capital stock of an entity with annual revenues in excess of $20 million shall not constitute a breach of this representation and warranty;

             (c) They are not and will not become, during the Employment Period, directly or indirectly, interested in any material contract with Employer (other than this Agreement); and

             (d) The execution of this Agreement or his employment by Employer will not breach any agreement or covenant entered into by him that is currently in effect.

         Excluded from the foregoing representations and warranties are (i) any and all transactions relating to that certain Shareholder Note, dated June 30, 1995 in favor of Employer as amended by a Letter Agreement, dated October 1, 1996, and (ii) transactions disclosed to the Board done on terms at least as favorable to the Company as those which it could otherwise have obtained from unrelated third parties.

         21. CONFLICTS OF INTEREST. In the event that Employee engages in or contemplates engagement in a transaction which does affect or could affect the business of Employer, Employee agrees to immediately disclose in writing to the Board all material information relating to same. Additionally, in the event that Employer engages in or


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contemplates engagement in a transaction in which Employee has a financial or personal interest, Employee shall, immediately upon his learning of said engagement or contemplated engagement, disclose in writing to the Board all material information relating to said interest.

         22. ACKNOWLEDGMENT. Employee acknowledges that: (i) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; (iii) he has had sufficient time and an opportunity to consult with his own legal advisor prior to signing this Agreement; (iv) he had other employment opportunities at the time he entered into this Agreement; (v) he specifically understands that by signing this Agreement he is giving up certain rights he may have otherwise had, and that he is agreeing to limit his freedom to engage in certain employment during and after the termination of this Agreement; and (vi) the limitations to his right to compete contained in this Agreement represent reasonable limitations as to scope, duration and geographical area, and that such limitations are reasonably related to protection which the Employer reasonably requires.

         23. NOTICES. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to:

                  Employer:         Board of Directors
                                    Hawk Corporation
                                    200 Public Square, Suite 30-5000
                                    Cleveland, Ohio  44114-2301

                   Copy to:         Byron S. Krantz, Esq.
                                    Kohrman Jackson & Krantz P.L.L.
                                    One Cleveland Center
                                    1375 East Ninth Street, 20th Floor
                                    Cleveland, Ohio  44114

                  Employee:         Ronald E. Weinberg
                                    928 Chestnut Run
                                    Gates Mills, Ohio 44040

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

         24. CAPTIONS. The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any provision hereof.

         25. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Ohio.

         26. SUBMISSION TO JURISDICTION. Employer may enforce any claim arising out of or relating to this Agreement, or arising from or related to the employment relationship existing in connection with this Agreement in any state or federal court having subject matter jurisdiction and located in Cleveland, Ohio. For the purpose of any action or proceeding instituted with respect to any such claim, Employee hereby irrevocably submits to the jurisdiction of such courts and irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to Employee and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon him in any such suit, action or proceeding, and (ii) shall be taken and held to be valid personal service upon and personal delivery to him. Nothing herein contained shall affect the right of Employer to serve process in any other manner permitted by law or preclude Employer from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. Employee irrevocably waives, to the fullest extent permitted by law, any objection which he has or may have to the laying of the venue of any such suit, action or proceeding brought in any such court located in Cleveland, Ohio, and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

         27. WAIVER OF BREACH. The waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


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

         28. AMENDMENT. This Agreement may be amended only in a writing executed by both parties hereto.

         29. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and this Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement, including without limitation the Amended Original Agreement. No course of conduct or dealing between the parties shall be deemed to amend this Agreement.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hand as of the date first written above.

"EMPLOYER"                                       "EMPLOYEE"

HAWK CORPORATION and
FRICTION PRODUCTS CO.

By:  /s/ Norman C. Harbert                         /s/ Ronald E. Weinberg
     -------------------------------               -----------------------------
         Norman C. Harbert                             Ronald E. Weinberg
Its:     Senior Chairman and Founder


Attested to:


By:  /s/ Byron S. Krantz
     -------------------------------
         Byron S. Krantz
Its:     Secretary



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